EXHIBIT 99.1

Date:          Nov. 1, 2005
Williams Partners L.P. Reports Third-Quarter 2005 Financial Results
• Assets Fully Operational, Seeing Incremental Volumes Following Hurricanes
• Initial Acquisition Assets Identified, Targeted Completion 2Q ‘06
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced an unaudited third-quarter 2005 net loss of $2.9 million, or 2 cents per unit, compared with a net loss of $1.7 million for the same period a year ago. Year-to-date through Sept. 30, Williams Partners reported a net loss of $0.7 million, compared with a net loss of $1.2 million for the first nine months of 2004.
     Distributable cash flow for Williams Partners and its 40 percent interest in Discovery pipeline totaled $1.8 million for third-quarter 2005. That amount compares with $4.3 million during the same quarter in 2004. For the first nine months of 2005, the partnership’s distributable cash flow amounted to $15.0 million, an 11 percent decrease versus the $16.8 million reported during the first three quarters of 2004.
     Adjusted EBITDA for Williams Partners and its 40 percent interest in Discovery pipeline totaled $2.8 million for the third quarter of 2005, down from $4.6 million for the same period a year ago. For the first nine months of 2005, adjusted EBITDA remained virtually unchanged at $17.3 million, compared with $17.6 million for the first three quarters of 2004.
     Distributable cash flow and adjusted EBITDA are defined at the end of the body of this news release.
     The unfavorable quarter-over-quarter results for distributable cash flow and adjusted EBITDA are primarily related to inventory valuation adjustments in the NGL Services segment and higher general and administrative expenses. These factors were offset partially by increased storage revenues, and higher gains recognized from the emptying of storage caverns in 2005 versus the gains recognized from emptying caverns in 2004. Additionally, the net loss was unfavorably affected by a decrease in equity earnings from Discovery because of temporary shutdowns for recent hurricanes. The net loss was reduced by decreased interest expense resulting from the forgiveness of the advances from Williams in conjunction with the closing of the initial public offering on Aug. 23.
     Year-to-date through the end of the third quarter, the partnership’s net loss decreased primarily because of higher storage revenues and lower interest expense. Those benefits were offset by the higher inventory valuation adjustments in the third quarter and higher general and administrative expenses.
     Schedules presenting Williams Partners’ consolidated statements of operations, segment profit and operating information, as well as schedules reconciling adjusted EBITDA and distributable cash flow to measures included in Generally Accepted Accounting Principles are available on Williams Partners’ web site at www.williamslp.com and as an attachment to this press release.
     “During the quarter, we announced our initial cash distribution to unitholders and received approval to utilize certain of our assets in a manner that should help improve the nation’s natural gas deliverability picture. Today, we are announcing a substantial suite of assets the partnership expects to acquire,” said Alan Armstrong, chief operating officer.
     “Certainly, the quarter also was characterized by unprecedented weather-related events and related challenges,” Armstrong said. “Through it all, our employees met customer obligations, ensured the partnership’s assets became fully operational as soon as possible and created solutions to move stranded natural gas to market in preparation for the upcoming heating season.”
Initial Acquisition Assets Identified
     Williams Partners and The Williams Companies, Inc. (NYSE:WMB), the parent of the partnership’s general partner, have identified Williams’ existing gathering and processing assets in the Four Corners area as the initial asset to be acquired by Williams Partners. The partnership plans to acquire an approximately 25 percent interest in the Four Corners assets. On a 100 percent basis, the unaudited operating income plus depreciation from these assets has been $154 million, $151 million and $165 million for 2002, 2003 and 2004 respectively. The same measure for the first nine months of 2005 is $136 million.
     The terms of this proposed transaction, including price, will be subject to approval by the boards of directors of both Williams Partners’ general partner and Williams. Assuming such approvals are obtained, it is expected that the transaction would be completed during the second quarter of 2006.
Update on Operations Affected by Hurricanes Katrina and Rita
     In preparation for Hurricane Katrina, the Discovery assets were shut down on Aug. 27. The assets remained off-line for six days and continued to experience lower throughput rates until being shut down again on Sept. 21 prior to Hurricane Rita. The Carbonate Trend assets were shut down on Aug. 27 and remained off-line for 10 days, subsequently experiencing a gradual return to pre-hurricane throughput rates by Sept. 19.
     In anticipation of Hurricane Rita, the Discovery assets, already seeing reduced throughput as a result of Hurricane Katrina, were temporarily shut down on Sept. 21 and remained off-line for seven days. Discovery continued to experience lower throughput rates through the end of the third quarter.
     As of Oct. 21, Discovery’s gathering volumes of approximately 376,000 million British thermal units (MMBtu) per day had exceeded levels experienced prior to hurricanes Katrina and Rita. This volume includes approximately 77,000 MMBtu per day from multiple customers whose natural gas normally had been processed at another company’s plant severely damaged by Hurricane Katrina.

     Williams Partners estimates that the hurricanes during third-quarter 2005 had an approximately $1 million combined unfavorable effect on its net income for that same period.
     The partnership’s third-quarter prorated cash distributions of 14.84 cents per unit, to be paid to unitholders on Nov. 14, were unaffected by hurricanes Katrina and Rita.
Discovery Transporting Incremental Volumes of Natural Gas Stranded by Katrina, Rita
     Discovery in October conducted two expedited open seasons to provide outlets for natural gas stranded as a result of the hurricanes. Each open season offered up to 250,000 MMBtu per day of firm transportation.
     Associated with the first open season, one new receipt point will be constructed, with an expected in-service date of mid-November. This open season concluded Oct. 21 with all capacity fully subscribed.
     The second open season concluded Oct. 31 for the transportation of natural gas via an existing interconnection. The partnership expects to receive initial incremental volumes from this new receipt point by December and anticipates continued throughput for the following three to six months.
     By agreement, shippers will reimburse Discovery for all capital necessary to establish these connections.
Distributable Cash Flow and Adjusted EBITDA Definitions
     Williams Partners defines distributable cash flow as net income (loss) plus interest expense, depreciation and accretion, and the amortization of a natural gas contract less the partnership’s equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from The Williams Companies, Inc. under an omnibus agreement and less maintenance capital expenditures.
     For Discovery, distributable cash flow is defined as net income (loss) plus interest (income) expense, depreciation and accretion and less maintenance capital expenditures. The partnership’s equity share of Discovery’s distributable cash flow is 40 percent.
     Williams Partners defines adjusted EBITDA excluding investment in Discovery as net income (loss) plus interest expense and depreciation and accretion, and the amortization of a natural gas contract less the partnership’s equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items.
     For Discovery, the partnership defines adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion. The partnership’s equity share of Discovery’s adjusted EBITDA is 40 percent.
Today’s Analyst Call
     Williams Partners’ management will discuss the partnership’s third-quarter 2005 financial results during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.
     Participants are encouraged to access the presentation and corresponding slides via www.williamslp.com. A limited number of phone lines also will be available at (800) 810-0924. International callers should dial (913) 981-4900. Callers should dial in at least 10 minutes prior to the start of the discussion. Replays will be available at www.williamslp.com.

Form 10-Q
     The partnership is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams Partners web sites.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Brad Church Williams (media relations) (918) 573-3332

Richard George Williams (investor relations) (918) 573-3679
# # #
Williams Partners’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions, risks, uncertainties, and other factors referred to specifically in connection with such statements, other risks, uncertainties, and factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those risks, uncertainties, and factors include, among others: Williams Partners may not have sufficient cash from operations to enable it to pay the minimum distribution following establishment of cash reserves and payment of fees and expenses, including payments to its general partner; because of the natural decline in production from existing wells, Williams Partners’ success depends on our ability to obtain new sources of natural gas supply, which is dependent on factors beyond our control, including Discovery’s ability to complete its Tahiti lateral expansion project; any decrease in supplies of natural gas could adversely affect Williams Partners’ business and operating results; Williams Partners’ processing, fractionation and storage business could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas; The Williams Companies, Inc.’s revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit Williams Partners’ access to credit; in addition, Williams Partners’ ability to obtain credit in the future will be affected by Williams’ credit ratings; Williams Partners’ general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interest to the detriment of Williams Partners’ unitholders; even if unitholders are dissatisfied, they cannot initially remove Williams Partners’ general partner without its consent; unitholders may be required to pay taxes on their share of Williams Partners’ income even if they do not receive any cash distributions from Williams Partners; Williams Partners’ operations are subject to operational hazards and unforeseen interruptions for which it may or may not be adequately insured; Williams Partners depends on certain key customers and producers for a significant portion of its revenues and supply of natural gas and natural gas liquids and the loss of any of these key customers or producers could result in a decline in its revenues and cash available to pay distributions; and if third-party pipelines and other facilities interconnected to Williams Partners’ pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, Williams Partners’ revenues and cash available to pay distributions could be adversely affected. Additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements is contained under the caption “Risk Factors” in Will iams Partners’ prospectus dated August 17, 2005 as filed with the Securities and Exchange Commission on August 19, 2005 pursuant to Rule 424(b) of the Securities Act of 1933. Please see that filing for that additional information regarding Williams Partners’ risks and uncertainties. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Measures
(UNAUDITED)

	2004				2005
(Thousands)	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Discovery” to GAAP Net income (loss)”

Net Income (Loss)	$1,569	$(1,125)	$(1,684)	$(1,240)	$311	$1,849	$(2,871)	$(711)
Interest expense	3,110	3,171	3,095	9,376	3,004	2,982	2,014	8,000
Interest (income)	—	—	—	—	—	—	(76)	(76)
Depreciation and accretion	890	929	939	2,758	905	893	896	2,694
Amortization of gas purchase contract	—	—	—	—	—	—	581	581
Equity earnings — Discovery Producer Services LLC	(1,982)	(1,292)	90	(3,184)	(2,212)	(691)	(66)	(2,969)

Adjusted EBITDA Excluding Investment in Discovery	$3,587	$1,683	$2,440	$7,710	$2,008	$5,033	$478	$7,519

Discovery Producer Services
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net income”

Net Income	$5,062	$3,338	$(116)	$8,284	$5,531	$1,727	$166	$7,424
Interest (income)	(52)	(140)	(153)	(345)	(284)	(389)	(498)	(1,171)
Depreciation and accretion	5,658	5,662	5,671	16,991	6,113	6,126	6,127	18,366

EBITDA — 100%	$10,668	$8,860	$5,402	$24,930	$11,360	$7,464	$5,795	$24,619

EBITDA — our 40% interest	$4,267	$3,544	$2,161	$9,972	$4,544	$2,986	$2,318	$9,848

Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income (loss)”

Net income (loss)	$1,569	$(1,125)	$(1,684)	$(1,240)	$311	$1,849	$(2,871)	$(711)
Interest expense	3,110	3,171	3,095	9,376	3,004	2,982	2,014	8,000
Interest (income)	—	—	—	—	—	—	(76)	(76)
Depreciation and accretion	890	929	939	2,758	905	893	896	2,694
Amortization of natural gas purchase contract	—	—	—	—	—	—	581	581
Equity (earnings) loss — Discovery Producer Services	(1,982)	(1,292)	90	(3,184)	(2,212)	(691)	(66)	(2,969)
Reimbursements from Williams under omnibus agreement *	—	—	—	—	—	—	—	—
Maintenance capital expenditures	(95)	(273)	(225)	(593)	(212)	(410)	(940)	(1,562)

Distributable Cash Flow Excluding Discovery	$3,492	$1,410	$2,215	$7,117	$1,796	$4,623	$(462)	$5,957

*Reimbursements occur once a quarter. First amounts will appear in the fourth quarter. Third quarter receivable of $0.6 million will be paid in the fourth quarter.

Discovery Producer Services
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income (loss)”

Net income (loss)	$5,062	$3,338	$(116)	$8,284	$5,531	$1,727	$166	$7,424
Interest (income)	(52)	(140)	(153)	(345)	(284)	(389)	(498)	(1,171)
Depreciation and accretion	5,658	5,662	5,671	16,991	6,113	6,126	6,127	18,366
Maintenance capital expenditures	(214)	(312)	(206)	(732)	(1,866)	(156)	(137)	(2,159)

Distributable Cash Flow — 100%	$10,454	$8,548	$5,196	$24,198	$9,494	$7,308	$5,658	$22,460

Distributable Cash Flow — our 40% interest	$4,182	$3,419	$2,078	$9,679	$3,798	$2,923	$2,263	$8,984

Consolidated Statements of Operations
(UNAUDITED)

	2004				2005
(Thousands)	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D

Revenues:
Storage	$3,109	$3,801	$4,165	$11,075	$4,388	$4,638	$5,409	$14,435
Fractionation	1,978	2,152	2,414	6,544	2,430	2,307	2,386	7,123
Gathering	1,166	1,100	793	3,059	880	766	649	2,295
Product Sales:
Affiliate	—	—	—	—	2,829	3,679	2,726	9,234
Third-party	1,128	432	1,976	3,536	63	—	—	63
Other:
Affiliate	28	—	—	28	—	—	—	—
Third-party	544	1,558	1,109	3,211	779	786	1,006	2,571

Total revenues	7,953	9,043	10,457	27,453	11,369	12,176	12,176	35,721

Cost and expenses:
Operating and maintenance expense:
Affiliate	2,287	2,406	2,554	7,247	2,653	2,693	2,592	7,938
Third-party	323	3,891	3,097	7,311	3,075	99	5,680	8,854
Product cost	1,037	334	1,445	2,816	2,735	3,327	2,258	8,320
Depreciation	869	909	918	2,696	905	893	896	2,694
General and administrative expense:
Affiliate	542	551	745	1,838	687	851	1,170	2,708
Third-party	19	19	18	56	19	27	385	431
Taxes other than income	179	179	179	537	192	146	194	532

Total costs and expenses	5,256	8,289	8,956	22,501	10,266	8,036	13,175	31,477

Operating income	2,697	754	1,501	4,952	1,103	4,140	(999)	4,244

Equity earnings (loss) — Discovery Producer Services LLC	1,982	1,292	(90)	3,184	2,212	691	66	2,969

Interest expense:
Affiliate	(3,110)	(3,006)	(2,929)	(9,045)	(2,805)	(2,812)	(1,822)	(7,439)
Third-party	—	(165)	(166)	(331)	(199)	(170)	(192)	(561)
Interest income	—	—	—	—	—	—	76	76

Net income (loss)	$1,569	$(1,125)	$(1,684)	$(1,240)	$311	$1,849	$(2,871)	$(711)

Segment Profit & Operating Statistics
(UNAUDITED)

	2004				2005
(Thousands)	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D

NGL Services
Segment revenues	$6,787	$6,994	$9,663	$23,444	$10,489	$11,411	$11,526	$33,426
Operating and maintenance expense	2,497	6,148	5,509	14,154	5,621	2,523	8,171	16,315
Product cost	1,037	334	1,445	2,816	2,735	3,327	2,258	8,320
Depreciation	569	609	618	1,796	605	593	596	1,794
Direct general and administrative expenses	136	122	118	376	203	271	308	782
Other	179	179	179	537	192	146	194	532

Segment profit (loss)	$2,369	$(398)	$1,794	$3,765	$1,133	$4,551	$(1)	$5,683

Gathering and Processing
Segment revenues	$1,166	$2,049	$794	$4,009	$880	$765	$650	$2,295
Operating and maintenance expense	113	149	142	404	107	269	101	477
Product cost	—	—	—	—	—	—	—	—
Depreciation	300	300	300	900	300	300	300	900
Direct general and administrative expenses	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Segment operating income	753	1,600	352	2,705	473	196	249	918
Equity earnings	1,982	1,292	(90)	3,184	2,212	691	66	2,969

Segment profit	$2,735	$2,892	$262	$5,889	$2,685	$887	$315	$3,887

Operating Information:
Williams Partners Predecessor:
Conway storage revenues	$3,109	$3,801	$4,165	$11,075	$4,388	$4,638	$5,409	$14,435
Conway fractionation volumes (bpd) — our 50%	34,314	38,939	40,900	38,062	41,296	37,503	34,511	37,746
Carbonate Trend gathered volumes (MMBtu/d)	59,815	56,653	40,499	52,279	41,567	35,933	29,834	35,718
Discovery Producer Services — 100%
Gathered volumes (MMBtu/d)	430,466	395,734	275,850	367,016	335,727	334,083	249,722	306,323
Gross processing margin ($/MMBtu)	$0.14	$0.14	$0.21	$0.16	$0.21	$0.17	$0.19	$0.19